Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of September 11, 2004

Among

BAE SYSTEMS NORTH AMERICA INC.,

BAE  SYSTEMS ACQUISITION CORP.

And

DIGITALNET HOLDINGS, INC.

SECTION 3.16. Title to Properties
SECTION 3.17. Intellectual Property
SECTION 3.18. Transactions with Related Persons
SECTION 3.19. Insurance
SECTION 3.20. Brokers; Schedule of Fees and Expenses
SECTION 3.21. Opinion of Financial Advisor
SECTION 3.22. No Additional Representations

ARTICLE IV

Representations and Warranties of Parent and Sub

SECTION 4.01. Organization, Standing and Power
SECTION 4.02. Sub
SECTION 4.03. Authority; Execution and Delivery; Enforceability
SECTION 4.04. No Conflicts; Consents
SECTION 4.05. Information Supplied
SECTION 4.06. Brokers
SECTION 4.07. Section 2.03 of the DGCL
SECTION 4.08. Financial Capability
SECTION 4.09. No Additional Representations

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business
SECTION 5.02. No Solicitation

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of Information Statement
SECTION 6.02. Access to Information; Confidentiality
SECTION 6.03. Reasonable Best Efforts; Notification
SECTION 6.04. Stock Options; Warrants; ESPP
SECTION 6.05. Employee Matters
SECTION 6.06. Indemnification
SECTION 6.07. Fees and Expenses
SECTION 6.08. Public Announcements
SECTION 6.09. Transfer Taxes
SECTION 6.10. Stockholder Litigation
SECTION 6.11. Company Securities

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger
SECTION 7.02. Conditions to Obligations of Parent and Sub
SECTION 7.03. Conditions to Obligation of the Company

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination
SECTION 8.02. Effect of Termination
SECTION 8.03. Amendment
SECTION 8.04. Extension; Waiver
SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties
SECTION 9.02. Notices
SECTION 9.03. Definitions
SECTION 9.04. Interpretation
SECTION 9.05. Severability
SECTION 9.06. Counterparts
SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries
SECTION 9.08. Governing Law
SECTION 9.09. Assignment
SECTION 9.10. Enforcement
SECTION 9.11. Disclosure Letter

EXHIBIT A - Certificate of Incorporation of Surviving Corporation

GLOSSARY OF DEFINED TERMS

Term	Section
Acquisition Agreement	5.02(b)
Adverse Recommendation Change	5.02(b)
affiliate	9.03
Anti-Bribery Laws	3.13(c)
Appraisal Shares	2.01(d)
Bid	3.15(c)
business day	9.03
Certificate of Merger	1.03
Certificates	2.02(b)
CFIUS	6.03(b)(i)
Closing	1.02
Closing Date	1.02
Code	2.02(h)
Commonly Controlled Entity	3.10
Company	Preamble
Company Benefit Agreements	3.08(e)(ii)
Company Benefit Plans	3.10
Company Board	3.04(a)
Company Bylaws	3.01
Company Capital Stock	3.03(a)
Company Charter	3.01
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Government Contract	3.15(c)
Company Government Subcontract	3.15(c)
Company Intellectual Property Rights	3.17(j)(ii)
Company Lease	3.16(b)
Company Material Adverse Effect	9.03
Company Pension Plan	3.11(a)
Company Preferred Stock	3.03(a)
Company SEC Documents	3.06(a)
Company Stockholder Approval	3.04(b)
Company Stock-Based Awards	3.03(a)
Company Stock Options	3.03(a)
Company Stock Plan	3.03(a)
Company Subsidiaries	3.01
Company Takeover Proposal	5.02(e)
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.05(a)
Contract	3.05(a)
DGCL	1.01
DOJ	6.03(b)(ii)

Effective Time	1.03
Employment Agreement	Recitals
Environmental Claim	3.14(b)
Environmental Laws	3.14(b)
Environmental Permits	3.14(a)(ii)
ERISA	3.11(a)
ESPP	3.03(a)
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Exon-Florio	3.05(b)
Export Control Laws	3.13(b)
Filed Company SEC Documents	Article III
FTC	6.03(b)(ii)
GAAP	3.06(b)
Governmental Entity	3.05(b)
GTCR	Recitals
Hazardous Materials	3.14(b)
HSR Act	3.05(b)
Indemnified Party	6.06(a)
Information Statement	3.05(b)
Intellectual Property Rights	3.17(j)(i)
IRS	3.11(a)
Joint Filing	6.03(b)(i)
Judgment	3.05(a)
Law	3.05(a)
Liens	3.02(a)
Material Adverse Change	9.03
Material Company Contracts	3.15(a)
Maximum Premium	6.06(b)
Merger	Recitals
Merger Consideration	2.01(c)(2)
Non-Compete Agreement	Recitals
Notes	3.03(b)
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Material Adverse Effect	9.03
Paying Agent	2.02(a)
Payment Date	6.04(a)(ii)
Permits	3.13(a)
person	9.03
Post-Signing Returns	5.01(b)(i)
Principal Company Stockholders	Recitals
Principal Stockholder Consent	Recitals
Principal Stockholders Agreement	Recitals
Related Persons	3.18
Release	3.14(b)
Representatives	5.02(a)

v

SEC	Article III
Section 262	2.01(d)
Securities Act	3.06(b)
SOX	3.06(b)
STIP	6.05(e)
Sub	Preamble
subsidiary	9.03
Superior Proposal	5.02(e)
Surviving Corporation	1.01
taxes	3.09(g)(i)
tax return	3.09(g)(ii)
Termination Fee	6.07(b)
Transaction Agreements	Recitals
Transfer Taxes	6.09
Unvested Option	6.04(a)(ii)
Unvested Option Cashout Amount	6.04(a)(ii)
Warrants	3.03(a)

AGREEMENT AND PLAN OF MERGER dated as of September 11, 2004 among BAE SYSTEMS NORTH AMERICA INC., a Delaware corporation (“Parent”), BAE SYSTEMS ACQUISITION CORP., a Delaware corporation (“Sub”) and a wholly owned subsidiary of Parent, and DIGITALNET HOLDINGS, INC., a Delaware corporation (the “Company”).

WHEREAS the respective boards of directors of Parent, Sub and the Company have approved Parent’s acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective boards of directors of Parent, Sub and the Company have approved this Agreement and the transactions contemplated hereby, including the merger of Sub with and into the Company (the “Merger”) whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company or their respective subsidiaries shall be converted into the right to receive $30.25 in cash;

WHEREAS simultaneously with the execution and delivery of this Agreement GTCR Fund VII, L.P. and GTCR Co-Invest L.P. (collectively “GTCR”) and Ken S. Bajaj and Bajaj Family Limited Partnership (together with GTCR, the “Principal Company Stockholders”) are entering into an agreement (the “Principal Stockholders Agreement”) pursuant to which such Principal Company Stockholders will agree to take specified actions in furtherance of the Merger, including executing and delivering written consents (each, a “Principal Stockholder Consent”) pursuant to Section 228 of the DGCL pursuant to which such Principal Company Stockholders adopt this Agreement;

WHEREAS immediately following the execution and delivery of this Agreement each Principal Company Stockholder will execute and deliver a Principal Stockholder Consent;

WHEREAS simultaneously with the execution and delivery of this Agreement the Company and Parent are entering into an employment agreement with Steven Hanau (the “Employment Agreement”);

WHEREAS simultaneously with the execution and delivery of this Agreement the Company and Parent are entering into non-compete and non-solicitation agreements with each of Ken S. Bajaj and Jack Pearlstein (each a “Non-Compete Agreement” and together with this Agreement, the Principal Stockholders Agreement and the Employment Agreement, the “Transaction Agreements”); and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger.  In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

SECTION 1.02.  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.  Effective Time.  Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04.  Effects.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05.  Certificate of Incorporation and Bylaws.  (a)  The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)  The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a)  Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and Parent- Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent, Sub or by any of their respective wholly owned subsidiaries shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)  Conversion of Company Common Stock.  (1)  Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $30.25 in cash.

(2)  The cash payable upon the conversion of shares of Company Common Stock pursuant to Section 2.01(c)(1) is referred to as the “Merger

Consideration”.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and certain dividends or other distributions in accordance with Section 2.03(c) upon surrender of such certificate in accordance with Section 2.02, without interest.

(d)  Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c).  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02.  Exchange of Certificates.  (a)  Paying Agent.  As of the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock.  Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company.  Prior to or at the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, in trust for the benefit of the Company’s stockholders, cash in an aggregate amount necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)  Exchange Procedure.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01 and certain dividends and other distributions in respect of Company Common Stock in accordance with Section 2.03, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, and certain dividends or other distributions in accordance with Section 2.03(c).  No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(e)  No Liability.  None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)  Investment of Exchange Fund.  The Parent may cause the Paying Agent to invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent.  In no case, however, shall any such investment or any such payment of interest or income delay the receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders’ rights hereunder.

(g)  Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto, without interest.

(h)  Withholding Rights.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of any supranational, national, federal, state, local or municipal (whether domestic or foreign) tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as applicable.

ARTICLE III

Representations and Warranties of the Company

Except as set forth (i) in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the Securities and Exchange Commission (the “SEC”) and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) in the letter, dated the date of this Agreement, from the Company to Parent (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Sub as follows:

SECTION 3.01.  Organization, Standing and Power.  Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.  The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of the restated certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the amended and restated bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.  The Company has made available to Parent true and complete copies of the minutes of all meetings of the stockholders of the Company and each Company Subsidiary, the board of directors of the Company and each Company Subsidiary and the committees of each of such board of directors, in each case held since January 1, 2001.

SECTION 3.02.  Company Subsidiaries; Equity Interests.  (a)  The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization.  All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company or by a wholly owned Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b)  As of the date of this Agreement, except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $5,000,000 in any person.

SECTION 3.03.  Capital Structure.  (a)  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share (the “Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”).  At the close of business on September 6, 2004, (i) 16,343,836 shares of Company Common Stock were issued and outstanding, of which no shares issued pursuant to the Company Stock Plan were subject to vesting, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 699,219 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Amended and Restated 2003 Stock Incentive Plan (the “Company Stock Plan”), of

which 522,415 shares were subject to outstanding Company Stock Options with an average weighted average exercise price of $17.19, (iv) 500,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”), (v) warrants to purchase 63,605 shares of Company Common Stock at an exercise price of $0.01 were outstanding (the “Warrants”)and (vi) no shares of Company Preferred Stock were issued or outstanding or reserved for issuance or were held by the Company in its treasury.  As of the date of this Agreement, there were no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options and Warrants and rights under the ESPP) issued by the Company or any Company Subsidiary that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”).  Section 3.03 of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on September 6, 2004, of all outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) and all outstanding Company Stock-Based Awards, granted under the Company Stock Plan or otherwise, all outstanding Warrants, all rights under the ESPP and all other rights, if any, to purchase or receive Company Common Stock issued or granted by the Company or any Company Subsidiary, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof.  The Company has delivered to Parent true and complete copies of all Contracts in connection with the Warrants, the ESPP or other rights (other than the Company Stock Options) issued or granted by the Company or any Company Subsidiary to purchase any capital stock of, or other equity or voting interests in, the Company.  All outstanding Company Stock Options are evidenced by stock option agreements or other award agreements, in each case in the forms set forth in Section 3.03 of the Company Disclosure Letter, and no stock option agreement or other award agreement contains any terms that are materially inconsistent with such forms.  The Company has not granted any Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code and the exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option.  The maximum amount of payroll deductions that could be accumulated under the ESPP through October 31, 2004 is $300,000.  All outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the Company Stock Options and the Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.  Except for the Company Common Stock, there are no securities or other instruments or other obligations of the Company or any Company Subsidiary (1) having the right to vote on any matters on which stockholders of the Company may vote or (2) except for the Company Stock Options and the Warrants, convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of the Company may vote.  Except as set forth above in this Section 3.03, (x) as of the close of business on September 6, 2004, there are not issued, reserved for issuance or outstanding (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (B) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (C) any other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock, and (y) as of the date of this Agreement, there exists no obligation of the Company or any Company Subsidiary to issue, any Company Capital Stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or equity interests of the Company or any Company Subsidiary and there are not any outstanding Contracts or obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or obligating the Company or any Company Subsidiary to enter into any such security or interests.  Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities.  During the period from September 6, 2004 to the date of this Agreement, there have been no issuances or grants by the Company or any Company Subsidiary of (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary (other than issuances or grants of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Warrants outstanding on such date as required by their terms as in effect on the date of this Agreement), (B) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (C) any Company Stock-Based Awards or other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock.

(b)  As of the date of this Agreement, (i) the only outstanding indebtedness for borrowed money of the Company and the Company Subsidiaries is (A) $81,250,000 in aggregate principal amount of the Company’s 9% Senior Notes due 2010 (the “Notes”) and (B) $12,000,000 in aggregate principal amount of loans and $1,000,000 under an outstanding letter of credit, under the Amended and Restated Credit Agreement dated as of July 3, 2003 among DigitalNet, Inc., the Company, Bank of America, N.A., Madison Capital Funding LLC and the other lenders party thereto and (ii) there are no guarantees by the Company or any of the Company Subsidiaries of indebtedness of third parties for borrowed money.

SECTION 3.04.  Authority; Execution and Delivery; Enforceability.  (a)  The Company has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby.  Assuming the representation made in Section 4.07 is correct, the execution and delivery by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the Merger to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company are or will be necessary to authorize the Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby.  The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each such Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.  The board of directors of the Company (the “Company Board”), at a meeting, duly called, and held duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger and the other transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger, the Transaction Agreements and the other transactions contemplated hereby and thereby are fair to and in the best interests of the Company’s stockholders and (iii) declaring the Agreement advisable, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.  Assuming the representation made in Section 4.07 is correct, the approval of this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated hereby and thereby by the Company Board referred to in this Section 3.04(a) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on “business combinations” (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the other Transaction Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby.  To the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Merger or any of the other transactions contemplated hereby or thereby.

(b)  Assuming the representation made in Section 4.07 is correct, the only vote or consent of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”).  The execution and delivery of the Principal Stockholder Consents will constitute the Company Stockholder Approval.  The affirmative vote or consent of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate any of the transactions contemplated hereby or thereby other than the Merger.

SECTION 3.05.  No Conflicts; Consents.  (a)  The execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) subject to the filings and other matters referred to in Section 3.05(b), any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, whether written or oral (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination, in each case whether preliminary or final, of a Governmental Entity (“Judgment”) or any statute, law (including common law), ordinance, rule, regulation or order (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii)

above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b)  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or notice to, or permit from, any supranational, national, federal, state, local or municipal (whether domestic or foreign) government or any court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, agency, authority or instrumentality(a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) Section 721 of the Defense Production Act, as amended (“Exon-Florio”), (ii) the filing with the SEC of (A) an information statement relating to the adoption of this Agreement by the stockholders of the Company (the “Information Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any Company Subsidiary is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) such other items required solely by reason of the participation of Parent (as opposed to any other third party) in the transactions contemplated hereby (including any filings or notices related to national security or foreign ownership control or influence), (vii) any filings required under the rules and regulations of the Nasdaq National Market and (viii) such other Consents, registrations, declarations, filings, notices or permits, the failure of which to obtain or make is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

SECTION 3.06.  SEC Documents; Undisclosed Liabilities.  (a)  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 (the “Company SEC Documents”).

(b)  As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and, to the extent in effect and applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)  Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations which, (i) were incurred after December 31, 2003 in the ordinary course of business consistent with past practice or (ii) individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

(d)  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Since the effective date of SOX, neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)  The Company is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date hereof.

(f)  None of the Company Subsidiaries is, or has at any time since January 1, 2003 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 3.07.  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference therein.

SECTION 3.08.  Absence of Certain Changes or Events.  From December 31, 2003 to the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice, and during such period there has not been:

(a)  any Material Adverse Change;

(b)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase or redemption for value by the Company of any Company Capital Stock;

(c)  any purchase, redemption or other acquisition of (i) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (ii) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (iii) any other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock;

(d)  any split, combination or reclassification of any Company Capital Stock or any issuance, or the authorization of any issuance, of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(e)  (i) any granting by the Company or any Company Subsidiary to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary of (A) any increase in compensation, bonus, fringe or other benefits, or any granting of any type of compensation or benefits, except for normal increases in base cash compensation or granting of incentive compensation and fringe and other benefits, in each case, in the ordinary course of business consistent with past practice to employees who are not directors or officers or as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of December 31, 2003 in accordance with its terms in effect on such date, (B) any severance or termination pay or increase therein to any current employee of the Company or any Company Subsidiary, or (ii) any entry by the Company or any Company Subsidiary into, or any amendments of, any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by the Transaction Agreements with, or providing benefits to, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (collectively, “Company Benefit Agreements”);

(f)  any change in accounting methods, principles or practices by the Company or any Company Subsidiary affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(g)  any (i) elections with respect to taxes by the Company or any Company Subsidiary, (ii) settlement or compromise by the Company or any Company Subsidiary of any tax liability or refund, (iii) filing by the Company of an amended tax return or (iv) other action by the Company that is reasonably likely to have the effect of increasing the tax liability or decreasing a tax asset of the Company or any Company Subsidiary;

(h)  any revaluation by the Company or any Company Subsidiary of any assets that are material to the Company and the Company Subsidiaries, taken as a whole; or

(i)  any sale, lease, license or other disposition of, or subjecting to any Lien, any assets of the Company or any Company Subsidiary (including Intellectual Property Rights), except in the ordinary course of business consistent with past practice.

SECTION 3.09.  Taxes.  (a)  Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material tax returns required to be filed by it, and all such tax returns are true, complete and accurate in all material respects.  All taxes shown to be due on such tax returns, or otherwise owed, have been timely paid.

(b)  The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all taxes payable by the Company or the Company Subsidiaries (in addition to any reserve for deferred taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements.  No deficiency, audit examination, refund litigation, proposed adjustment or matter in controversy with respect to any taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary.  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority by or on behalf of the Company or any Company Subsidiary.

(c)  There are no Liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary is bound by any agreement with respect to taxes.

(d)  None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)  Neither the Company nor any of the Company Subsidiaries has been, at any time during the period specified in Section 897(c)(1)(A) of the Code, a United States

real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)  The Company has delivered to Parent, or made available to Parent for inspection, complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of the Company Subsidiaries and relating to taxes for all taxable periods for which the statute of limitations has not yet expired.

(g)  For purposes of this Agreement:

(i)  “tax” or “taxes” means (A) all supranational, national, federal, state, local or municipal (whether domestic or foreign) taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment and other withholding taxes, and including all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice, and including all interest, penalties and additions imposed with respect to such amounts, (B) all liability for the payment of any amounts of the type described in the foregoing clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) all liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in the foregoing clause (A) or (B); and

(ii) “tax return” means all supranational, national, federal, state, local or municipal (whether domestic or foreign) tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

SECTION 3.10.  Absence of Changes in Benefit Plans; Labor Relations.  Except as expressly permitted pursuant to Section 5.01(a)(i) through (xii) or Section 6.04(d), since December 31, 2003, there has not been any adoption or amendment by the Company or any Company Subsidiary of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (collectively, the “Company Benefit Plans”), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable Law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code, or as required to comply with any Company Benefit Agreement or Company Benefit Plan in effect as of December 31, 2003 in accordance with its terms in effect on such date.  There exist no currently binding Company Benefit Agreements.  There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound.  As of the date of this Agreement, none of the employees of the Company or any Company Subsidiary are represented by any union with respect to their employment by the Company or such Company Subsidiary.  Except as, individually or in the aggregate, has not had, or is not reasonably likely to have, a Company Material Adverse Effect, as of the date of this Agreement, since January 1, 2003, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

SECTION 3.11.  ERISA Compliance; Excess Parachute Payments.  (a)  Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (each, a “Company Pension Plan”), each material Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans.  The Company has provided to Parent complete and accurate copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the two most recent annual reports on Form 5500 required to be filed with the United States Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan.  Each Company Benefit Plan has been administered in all material respects in accordance with its terms.  The Company, the Company Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining agreements.  No Company Benefit Plan provides benefits solely to persons who are or were employed, or provide services, outside the United States.

(b)  All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (or, to the knowledge of the Company, has revocation been threatened)

and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that is reasonably likely to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.  Each Company Pension Plan has complied since its inception, or has been amended to comply with the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001.  All Company Pension Plans required to have been approved by any non-U.S. Governmental Entity have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan is reasonably likely to materially affect any such approval relating thereto or materially increase the costs relating thereto.  The Company has delivered to Parent a complete and accurate copy of the most recent determination letter received prior to the date of this Agreement with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any.

(c)  Neither the Company nor any Commonly Controlled Entity has (i) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA or (ii) any unsatisfied liability under Title IV of ERISA.

(d)  All material reports, returns and similar documents with respect to all material Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed.  None of the Company or any Company Subsidiaries has received written notice of, and to the knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits, proceedings or other actions against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are reasonably likely to give rise to any material liability.

(e)  All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date of this Agreement in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet included in the Filed Company SEC Documents.  Neither any Company Pension Plan nor any single-employer plan of any Commonly Controlled Entity has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(f)  With respect to each Company Benefit Plan, there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to subject the Company or any of the Company Subsidiaries or any of their respective employees, or a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or to any liability for breach of fiduciary duty under ERISA or any other applicable Law, except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.  No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30 day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by the Transaction Agreements, except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

(g)  Section 3.11(g) of the Company Disclosure Letter discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.  Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time after the Effective Time.  Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980B(f) of the Code), except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

(h)  None of the execution and delivery of any of the Transaction Agreements, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated hereby or thereby (including as a result of any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or consultant of the Company or any Company Subsidiary to severance or termination pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(i)  Neither the Company nor any Company Subsidiary has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary, except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

(j)  No deduction by the Company or any Company Subsidiary in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(k)  No amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of the Transaction Agreements, the obtaining of the Company Stockholder Approval, the consummation of the Merger or any other transaction contemplated hereby or thereby (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any Company Subsidiary, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(l)  Section 3.11(l) of the Company Disclosure Letter sets forth a complete and accurate list of each employment, deferred compensation, consulting, severance, retention, change of control, termination or indemnification agreement to which the Company or any Company Subsidiary is a party or is otherwise bound or under which the Company or any Company Subsidiary has any liability.

SECTION 3.12.  Litigation.  As of the date of this Agreement, there is no material claim, suit, proceeding or other action pending or, to the knowledge of the Company, threatened, or to the knowledge of the Company any material investigation pending or threatened, against or affecting the Company or any Company Subsidiary or any of their respective assets, nor is there any material Judgment outstanding against, or material notice of an actual or potential violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any Company Subsidiary.  As of the date of this Agreement, there is no audit of the Company or any Company Subsidiary by a Governmental Entity pending, or to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary.

SECTION 3.13.  Compliance with Applicable Laws.  (a)  The Company and the Company Subsidiaries are in compliance with all applicable Laws and Judgments, except where the failure to comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has received any communication during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not, or may not be, in compliance with, or has, or may have, liability under, any applicable Law or Judgment or is subject to any investigation, inquiry, audit or claim by such Governmental Entity, except where such failure to comply or such liability or such investigation, inquiry, audit or claim, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, “Permits”), necessary for it to own, lease or operate its assets and to carry on its business as presently conducted except where the failure to have such Permits, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.  There has occurred no default under, or violation of, any such Permit, and the Merger and the other transactions contemplated hereby or by any other Transaction Agreement will not cause the revocation or cancellation of any such Permit, except where such default, violation, revocation or cancellation, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

(b)  The Company and the Company Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively the “Export Control Laws”).  Neither the Company nor any Company

Subsidiary has received any communication that alleges that the Company or a Company Subsidiary is not, or may not be, in compliance with, or has, or may have, any material liability under, the Export Control Laws.

(c)  The Company and the Company Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under (i) the anti-bribery provisions of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 and 78dd-2), (ii) the books and records provisions of the Foreign Corrupt Practices Act as they relate to any payment in violation of the anti-bribery provisions of the Foreign Corrupt Practices Act, (iii) the Organisation for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and (iv) local anti-corruption and bribery laws in jurisdictions in which the Company and the Company Subsidiaries are operating (collectively, the “Anti-Bribery Laws”).  Neither the Company nor any of the Company Subsidiaries has received any communication that alleges that the Company, a Company Subsidiary or any agent thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

SECTION 3.14.  Compliance with Environmental Laws.  (a)  Except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries are in compliance in all respects with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any written notice that alleges that the Company or any of its Subsidiaries is, or may be, in violation of, or has, or may have, any liability under, any Environmental Law;

(ii) the Company and the Company Subsidiaries have obtained, maintained and complied with all Permits necessary under any Environmental Law for them to own, lease or operate their respective assets and to carry on their respective businesses as presently conducted (“Environmental Permits”);

(iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary; and

(iv) there have been no Releases of any Hazardous Material that are reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary.

(b)  As used in this Agreement:

“Environmental Claim” means any and all administrative, regulatory or judicial claims, suits, proceedings or other actions, investigations, Judgments, demands, directives, Liens or written notices of noncompliance or violation, in any such case, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of investigations, remediation or governmental response, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials or (ii) the failure to comply with, or otherwise related to liabilities or obligations under, any Environmental Law;

“Environmental Laws” means all applicable supranational, national, federal, state, local and municipal (whether domestic or foreign) Laws, Judgments, Contracts or Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, occupational health and safety or the environment;

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls, and any other chemical or waste regulated as hazardous or toxic under any applicable Environmental Law; and

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.15.  Contracts.  (a)  Except for Contracts filed as exhibits to the Filed Company SEC Documents and purchase or task orders entered into in the ordinary course of business consistent with past practice (other than purchase or task orders entered into pursuant to Company Government Contracts or Company Government Subcontracts), Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of each of the following Contracts (collectively, with the Contracts set forth on Section 3.16(b) of the Company Disclosure Letter, the “Material Company Contracts”):

(i)  all Contracts of the Company or any Company Subsidiary made in the ordinary course of business consistent with past practice having an aggregate value, or involving payments by or to the Company or any Company Subsidiary, of more than $1,000,000 in any twelve-month period beginning on or after January 1, 2004;

(ii)  all Contracts of the Company or any Company Subsidiary that, subject to all reasonable assumptions upon which they are based and accounting for all anticipated related indirect cost allocations, are not reasonably likely to be capable of performance in accordance with their terms without a material financial loss over the life of such Contacts;

(iii)  all Contracts to which the Company or any Company Subsidiary is a party made outside the ordinary course of business;

(iv)  all Contracts to which the Company or any Company Subsidiary is a party, or that purports to be binding upon the Company, any Company Subsidiary or any of its current or future affiliates, that contain a covenant restricting the ability of any such person to compete or engage in any line of business, or to develop, market or distribute any products or services, in each case, in any geographic territory, other than a covenant that so restricts non-controlled affiliates of the Company before the Closing Date but will not restrict Parent or its affiliates after the Closing Date;

(v)  all Contracts (other than leases of real property set forth on Section 3.16(b) of the Company Disclosure Letter) to which the Company or any Company Subsidiary is a party granting to the Company or any Company Subsidiary any license or other right to use any material Intellectual Property Rights (other than a license to use off-the-shelf software) or any other material asset or right;

(vi) all confidentiality, standstill or similar agreements to which the Company or any Company Subsidiaries is a party made outside the ordinary course of business;

(vii) all joint venture, partnership, teaming or other similar agreements to which the Company or any Company Subsidiary is a party (including all amendments thereto); and

(viii) all Contracts to which the Company or any Company Subsidiary is a party providing for indemnity (including any obligations to advance funds for expenses) to the current or former directors or officers of the Company or any Company Subsidiary.

(b)  Neither the Company nor any Company Subsidiary is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation by the Company or any Company Subsidiary of) any term, condition or provision of any indebtedness, guarantee or Material Company Contract, which default or violation is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)  With respect to each Contract between the Company or any Company Subsidiary and any Governmental Entity for which (i) performance has not been or was not completed or (ii) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding bid, quotation or proposal by the Company or any Company Subsidiary (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Company Subsidiary and any Governmental Entity, including any facilities Contract for the use of government-owned facilities (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any Company Subsidiary and any prime contractor or upper-tier subcontractor relating to a Contract between such person and any Governmental Entity for which (i) performance has not been or was not completed or (ii) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Company Subsidiary and a prime contractor or upper-tier subcontractor relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(i) (A) each such Company Government Contract or Company Government Subcontract was, to the knowledge of the Company, legally awarded, is binding on the Company and the Company Subsidiaries that are parties thereto and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and (B) each such Company Government Contract (or, if applicable, each prime Contract under which such Company Government Subcontract was awarded) is not currently the subject of bid or award protest proceedings and is not, to the knowledge of the Company, reasonably likely to become the subject of bid or award protest proceedings; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids,

(ii) the Company and each Company Subsidiary have complied in all material respects with all terms and conditions of such Company Government Contract or Company Government Subcontract, including all clauses, provisions and requirements incorporated expressly by reference therein and all requirements thereunder relating to the safeguarding of, and access to, classified information,

(iii) the Company and each Company Subsidiary have complied in all material respects with all requirements of all Laws or Contracts pertaining to such Company Government Contract or Company Government Subcontract,

(iv) to the knowledge of the Company, no facts exist that are reasonably likely to give rise to a claim (including a claim for price adjustment) for fraud or under the United States False Claims Act or the United States Truth in Negotiations Act, or to any other request for a reduction in price arising from any alleged violation of Law, in connection with any such Company Government Contract or Company Government Subcontract,

(v) neither the United States government nor any prime contractor, subcontractor or other person or entity has notified the Company or any Company Subsidiary, in writing or orally, that the Company or any Company Subsidiary has, or may have, materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and, to the knowledge of the Company, all facts set forth or acknowledged by any representations, claims or certifications submitted by the Company or any Company Subsidiary in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission,

(vi) as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Company Government Contract or Company Government Subcontract,

(vii) other than in the ordinary course of business consistent with past practice, no material cost incurred by the Company or any Company Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged, is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any government or governmental agency, and

(viii) no material payment due to the Company or any Company Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, nor has any claim been made to withhold or set off money, and no progress or other payments received to date with respect thereto have been unlawfully received.

(d)  neither the Company nor any Company Subsidiary, nor any of the respective directors, officers, employees, consultants or agents, of the Company or any Company Subsidiary, is, or within the past three years has been, (i) to the knowledge of the Company, under administrative, civil or criminal investigation, indictment or information by any Governmental Entity or (ii) the subject of any audit or investigation by the Company or any Company Subsidiary, in each case, with respect to any alleged violation of Law arising under or relating to any Company Government Contract or Company Government Subcontract.

(e)  The Company has received no notice of (i) any outstanding material claims against the Company or any Company Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) any outstanding material claims or requests for equitable adjustment or disputes between the Company or any Company Subsidiary and the United States government under the United States Contract Disputes Act, as amended, or any other Law or between the Company or any Company Subsidiary and any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.  Except as referenced or contained in Quality Initiative Program reports previously made available to Parent’s

Representatives, neither the Company nor any Company Subsidiary has received any written material adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other Contract with a Governmental Entity within the past three years. Neither the Company nor any Company Subsidiary has (i) any material interest in any pending or potential claim against any Governmental Entity or (ii) any material interest in any pending claim against any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.

(f)  Within the past three years, none of the Company or any Company Subsidiary, or, to the knowledge of the Company, any officer, director or manager of the Company or any Company Subsidiary (as a result of conduct associated with the Company or any Company Subsidiary), has been debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of Contracts with the United States government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).  There exist no facts or circumstances that, to the knowledge of the Company, would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility, in either case, for purposes of doing business with any United States Governmental Entity in general, on the part of the Company, any Company Subsidiary or any of their respective directors, officers or managers.

(g)  The Company has previously provided to Parent’s Representatives a true and complete list as of the date of this Agreement of any security audits or inspections of the Company or any Company Subsidiary by the United States government during the past three years and the results thereof.  As of the date of this Agreement, to the knowledge of the Company, no facts currently exist that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Company Subsidiary or any employee of the Company or any Company Subsidiary.

SECTION 3.16.  Title to Properties.  (a)  The Company and the Company Subsidiaries have good and marketable title to, or valid leasehold interests in, all their respective assets except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business consistent with past practice and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with their ability to conduct their respective businesses as currently conducted or, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.  All such assets, other than assets in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted.

(b)  Each of the Company and each of the Company Subsidiaries has complied in all material respects with the terms of each material lease, sublease, license and other Contract relating to real property (each, a “Company Lease”) to which it is a party, except where the failure to comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.  Section 3.16(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent true and correct copies, of each Company Lease, and each such Company Lease is in full force and effect.  The Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Company Leases.

SECTION 3.17.  Intellectual Property.  (a)   (i) Except as provided in Section 3.17(a)(ii), the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all material Intellectual Property Rights which are used in or necessary for the conduct of the business of the Company and the Company Subsidiaries free and clear of all Liens and (ii) to the Company’s knowledge, the Company and the

Company Subsidiaries own, or are validly licensed or otherwise have the right to use all patents, patent rights, patent applications and patent disclosures which are used in or necessary for the conduct of the business of the Company and the Company Subsidiaries free and clear of all Liens.

(b)  No claims, suits, proceedings or other actions are pending or, to the knowledge of the Company, threatened (i) with regard to the Company’s or any Company Subsidiary’s use or ownership of any of their respective Intellectual Property rights or (ii) alleging that the Company or any Company Subsidiary is infringing on, misappropriating or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Company, no person is infringing on the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property Right.

(c)  Section 3.17(c) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Company Intellectual Property Rights licensed by the Company or any Company Subsidiary to any third party on an exclusive basis.

(d)  There are no royalties, fees or other payments payable under any Contract by the Company or any Company Subsidiary to any third party by reason of the ownership, use, license, sale or disposition of any of the Company Intellectual Property Rights (other than Company Intellectual Property Rights that are off-the-shelf software).

(e)  The Company and the Company Subsidiaries have taken all reasonable steps to protect the Company Intellectual Property Rights.  For purposes of this Agreement, a “reasonable step to protect the Company Intellectual Property Rights” is a decision that a reasonable company in a position similar to that of the Company would make to pursue Intellectual Property protection for Intellectual Property reasonably deemed to be material to such company’s operations in light of the costs and the likelihood of obtaining protection.  To the Company’s knowledge, all registrations which are owned by the Company or any Company Subsidiary for Company Intellectual Property Rights are valid and in force (with all related filing fees due as of the date of this Agreement having been duly paid).  Section 3.17(e) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all applications of the Company or any Company Subsidiary to register any unregistered copyrights, patents or trademarks and all such registrations are pending and in good standing, without challenge of any kind. There are no ongoing interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings involving any material Company Intellectual Property Rights, including ex parte and post grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar Governmental Entity.  With respect to each patent application set forth on Section 3.17(e) of the Company Disclosure Letter (i) neither the Company nor any Company Subsidiary has made any intentional misrepresentation or misstatement or intentionally failed to disclose material information during the prosecution of such patent application, (ii) neither the Company nor any Company Subsidiary has sought or received a written opinion of patent counsel specifically opining as to the likelihood of obtaining or not obtaining patent rights under such patent application and (iii) such patent application was filed in the name of each and every inventor, as determined in accordance with applicable Law.

(f)  The inventors of the inventions that are the subject of the current patent applications listed on Section 3.17(e) of the Company Disclosure Letter have executed agreements in the form attached to Schedule 3.17(f).

(g)  All Company Intellectual Property Rights having a material value delivered by the Company or any Company Subsidiary in performance of a Company Government Contract or Company Government Subcontract, other than third party software, has included, in accordance with applicable Laws, the proper restrictive legends, such as “Restricted Rights,” “Government Purpose Rights,” “Limited Rights” or “Special Purpose Rights,” within the meaning of the United States Federal Acquisition Regulations and, where applicable, agency supplemental regulations.

(h)  There has been no disclosure of proprietary confidential information or trade secrets of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice and pursuant to Contracts requiring such third party to keep such Company Intellectual Property Rights confidential in perpetuity.

(i)  Immediately following the Closing, all software systems and applications used by the Company or any Company Subsidiary in the operation of their businesses will be available for use by the Company or such Company Subsidiary on substantially the same terms and conditions under which the Company or such Company Subsidiary used such software systems and applications immediately prior to the Closing.

(j)  As used in this Agreement:

(i) “Intellectual Property Rights” means all of the following: (i) patents, patent rights, patent applications and patent disclosures, (ii) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) computer software (including source code, object code, data, databases and documentations), (v) inventions, trade secrets, mask work, confidential information, know-how (whether or not patentable and whether or not reduced to practice) and (vi) other proprietary information and intellectual property.

(ii) “Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or a Company Subsidiary.

SECTION 3.18.  Transactions with Related Persons.  Section 3.18 of the Company Disclosure Letter sets forth a true and complete list of all Contracts, promises, commitments and understandings in effect as of the date of this Agreement with Related Persons, true and complete copies of which have been made available to Parent prior to the date of this Agreement, except with respect to any such oral Contract, promise, commitment or understanding, in which case a true and complete description thereof is set forth in Section 3.18 of the Company Disclosure Letter.  Since December 31, 2003, neither the Company nor any Company Subsidiary has (a) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (b) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course as director, officer or employee of the Company or any Company Subsidiary), (c) entered into or modified in any manner any Contract, promise, commitment or understanding with or (d) borrowed any money from, or made or forgiven any loan or other advance to, any officer, director or affiliate of the Company or any Company Subsidiary or any person who has a family relationship (as defined in Item 401(d) of Regulation S-K) with any officer, director or affiliate (which shall include GTCR) of the Company or any Company Subsidiary (collectively, “Related Persons”).

SECTION 3.19.  Insurance.  Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of all material policies of fire and casualty, liability and other forms of insurance owned or held by the Company or any Company Subsidiary.  As of the date of this Agreement, all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

SECTION 3.20.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Company.  As of the date of this Agreement, the estimated fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other transactions contemplated by the Transaction Agreements (including the fees of Banc of America Securities and the fees of the Company’s legal counsel) are set forth in Section 3.20 of the Company Disclosure Letter.

The Company has furnished to Parent a true and complete copy of all agreements between the Company and Banc of America Securities relating to the Merger and the other transactions contemplated hereby.

SECTION 3.21.  Opinion of Financial Advisor.  The Company has received the opinion of Banc of America Securities, in customary form, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which opinion will be delivered to Parent by the Company promptly after receipt by the Company.

SECTION 3.22.  No Additional Representations.  Parent and Sub acknowledge that neither the Company nor any other person advising or acting on behalf of the Company or any affiliate of the Company (i) has made any representation or warranty express or implied, including any implied representation or warranty, as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the businesses of or held by the Company or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the business conducted by the Company, in each case except as expressly set forth in this Agreement and the Company Disclosure Letter.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub, jointly and severally, represent and warrant to the Company that:

SECTION 4.01.  Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

SECTION 4.02.  Sub.  (a)  Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this

Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)  The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

SECTION 4.03.  Authority; Execution and Delivery; Enforceability.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub.  Parent, as sole stockholder of Sub, has adopted this Agreement.  Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each such Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.04.  No Conflicts; Consents.  (a)  The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

(b)  No Consent of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under (A) the HSR Act and (B) Exon-Florio (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other transactions contemplated hereby and thereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) such other items that may be required solely by reason of the participation of the Company (as opposed to any other third party) in the transactions contemplated hereby and (vii) such other Consents, registrations, declarations, filings, notices or permits, the failure of which to obtain or make is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

SECTION 4.05.  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.06.  Brokers.  No broker, investment banker, financial advisor or other person, other than Wachovia Capital Markets, LLC and CSP Associates, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

SECTION 4.07.  Section 2.03 of the DGCL.  Neither Parent nor Sub, nor any of their affiliates or associates is, or has been, an interested stockholder of the Company, as those terms are used in Section 203 of the DGCL.

SECTION 4.08.  Financial Capability.  Parent has access to funds necessary to pay the consideration set forth in Article II, and at the Effective Time, will have sufficient cash to provide for payment of such consideration.  Without limiting the foregoing, Parent’s ability to consummate and to cause Sub to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Closing Date.

SECTION 4.09.  No Additional Representations.  The Company acknowledges that neither Parent nor Sub, nor any other person advising or acting on behalf of Parent, Sub or any affiliate of Parent or Sub has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Sub or the business conducted by Parent or Sub, in each case, except as expressly set forth in this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.  Conduct of Business.  (a)  Conduct of Business by the Company.  Except for matters set forth in the Company Disclosure Letter or otherwise expressly provided for in, or expressly contemplated by, this Agreement or the other Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, Governmental Entities and others having business dealings with them.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly provided for in, or expressly contemplated by, this Agreement or the other Transaction Agreements, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) effect any reorganization or recapitalizations or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire (1) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary (other than issuances or grants of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Warrants outstanding on such date as required by their terms as in effect on the date of this Agreement), (2) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (3) any Company Stock-Based Awards or other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock;

(ii) issue, deliver, sell or grant, pledge or otherwise encumber or subject to any Lien, (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (C) any Company Stock Based Awards, warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock, other than (1) the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement, (2) the issuance of Company Common Stock upon the exercise of the Warrants outstanding on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement, (3) (x) the issuance of Company Stock Options representing up to 40,000 shares of Company Common Stock in the ordinary course of business consistent with past practice and with an exercise price per share at least equal to the market value of the Company Common Stock on the date of issuance (with other material terms no more favorable than the terms of the Company Stock Options outstanding on the date of this Agreement that were issued under similar circumstances) to any employee of the Company or any Company Subsidiary (other than directors and executive officers of the Company or any Company Subsidiary) in connection with the hiring of such employee after the date of this Agreement and (y) the issuance of Company Common Stock upon the exercise of any Company Stock Options issued pursuant to clause (x) in accordance with their terms as in effect on the date so issued and (4) the issuance of Company Common Stock with respect to the purchase period in effect on the date of this Agreement, pursuant to the ESPP in accordance with its terms as in effect on the date of this Agreement;

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Law or to comply with any Contract, Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (complete and accurate copies of which have been heretofore delivered to Parent) and in accordance with their respective terms in effect as of the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining agreement or Company Benefit Plan (or any grants or awards thereunder), other than as expressly provided for in Section 6.04(d) or (2) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any Company Subsidiary and one or more of their respective current or former directors, officers, employees or consultants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever (including making discretionary grants or awards under any Company Benefit Plan or Company Benefit Agreement) to, any current or former director or officer, or, other than in the ordinary course of business consistent with past practice, any other current or former employee or consultant, except for any planned salary increases and payment of bonuses, each as described in Section 5.01(a)(v) of the Company Disclosure Letter, (C) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement, other than as expressly provided for in Section 6.04(a) or (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(vi) amend or modify any Warrant, other than as expressly provided for in Section 6.04(c);

(vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(viii) sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any material assets (including Intellectual Property Rights), except in the ordinary course of business consistent with past practice;

(ix) (A) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for net short-term borrowings incurred in the ordinary course of business consistent with past practice in an amount not to exceed $12,000,000, or (B) make any loans, advances (other than in connection with indemnification obligations to the Company’s officers and directors) or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(x) make or agree to make any new capital expenditure or expenditures (other than a capital expenditure that constitutes an allowable contract expense under a Company Government Contract or Company Government Subcontract) or that, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000 in any fiscal quarter;

(xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xii) waive the benefits of, or agree to modify in any manner, any material confidentiality agreement or any standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xiii) (A) enter into a Contract, or make a Bid that if accepted would lead to a Contract, which if entered into, would be a Material Company Contract (provided that solely for purposes of this Section 5.01(a)(xiii)(A), $5,000,000 shall be substituted for $1,000,000 in Section 3.15(a)(i)) or a Contract with a Related Party or amend, revise, renew or terminate any Material Company Contract or Contract with a Related Party or (B) enter into any Contract to the extent consummation of the transactions contemplated hereby or compliance by the Company with the provisions of the Transaction Agreements is reasonably likely to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any Company Subsidiary under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract; or

(xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

(b)  Certain Tax Matters.  (i) From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (A) timely file all material tax returns (“Post-Signing Returns”) required to be filed; (B) timely pay all material taxes due and payable with respect to the taxable periods covered by such Post-Signing Returns; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any claim, suit, proceeding or other action or audit pending against or with respect to the Company or any of the Company Subsidiaries in respect of any material tax and not settle or compromise any such claim, suit, proceeding or other action or audit without Parent’s prior written consent, which consent shall not be unreasonably withheld; and (E) not make or change any material tax election or settle or compromise any material tax liability without Parent’s prior written consent.

(ii)  The Company shall not and shall not permit any Company Subsidiary to enter into or effect any transaction that would result in a material recognition of income or gain by the Company or any Company Subsidiary, other than the transactions expressly required by the Transaction Agreements or transactions entered into or effected in the ordinary course of business consistent with past practice.

(c)  Other Actions.  The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably likely to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party that is qualified as to materiality or Company Material Adverse Effect becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII, not being satisfied.

(d)  Advice of Changes.  The Company shall promptly advise Parent orally and in writing of any change or event that has had or is reasonably likely to have a Company Material Adverse Effect.  Parent shall promptly advise the Company orally and in writing of any change or event that has had or is reasonably likely to have a Parent Material Adverse Effect.

SECTION 5.02.  No Solicitation.  (a)  The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.  The Company shall, and shall cause each Company Subsidiary and each Representative of the Company or any Company Subsidiary to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished to such person or its Representatives.  Notwithstanding the foregoing, at any time prior to October 11, 2004, the Company Board may, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Company Takeover Proposal did not result from a breach of this Section 5.02, and subject to compliance with Section 5.02, (x) furnish information with respect to the Company and any Company Subsidiary to the person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive as a whole of such person than the Confidentiality Agreement (provided that all such information not previously provided to Parent is provided or made available on a prior or substantially concurrent basis to Parent) and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(a) by the Company.

(b)  Neither the Company Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Company Takeover Proposal, (B) determine that this Agreement or the Merger is no longer advisable, (C) withdraw (or modify in a manner adverse to Parent or Sub) the approval of this Agreement, the other Transaction Agreements, the Merger or any of the other transactions contemplated hereby or thereby, (D) recommend that the stockholders of the Company reject this Agreement, the other Transaction Agreements, the Merger or any of the other transactions contemplated hereby or thereby or (E) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.02(b)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Company Takeover Proposal or resolve, agree or propose to adopt or approve any Company Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)), or resolve, agree or propose to take any such actions.  Notwithstanding the foregoing, at any time prior to October 11, 2004, the Company Board may (i) if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, make an Adverse Recommendation Change or (ii) solely in response to a Superior Proposal that did not result from a breach of this Section 5.02, cause the Company to terminate this Agreement pursuant to Section 8.01(f) and concurrently enter into a binding Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (A) no such termination of this Agreement by the Company may be made, in each case until after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to terminate this Agreement pursuant to Section 8.01(f) and specifying the terms and conditions of, and the identity of any person making, the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three business day period); provided, however, that it is understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change and (B) the Company shall not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless the Company shall have complied with all applicable requirements of Section 6.07(b) (including the payment of the Termination Fee prior to or simultaneously with such termination). In determining whether to make an Adverse Recommendation Change or to terminate this Agreement as described in this Section 5.02(b), the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise.

(c)  The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.   The Company shall (i) keep Parent fully informed of the status including any change to the terms of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of the Company Takeover Proposal (including any amendments or supplements thereto) and all such other material information provided in writing to the Company by the party making such Company Takeover Proposal.

(d)  Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) complying with Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties or any other obligations under applicable Law.

(e)  For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Merger.

“Superior Proposal” means any bona fide written offer by a third party that (i) if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to have a higher value than the consideration to be received by the Company’s stockholders in connection with the Merger, taking into account, among other things, any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01.  Preparation of Information Statement.  The Company shall, as promptly as practicable following the date of this Agreement, prepare and file with the SEC the Information Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement.  Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider all comments reasonably proposed by Parent.  The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

SECTION 6.02.  Access to Information; Confidentiality.  To the extent permitted by applicable Law and except as would conflict with (i) any confidentiality or nondisclosure agreement entered into in connection with (A) a potential merger or acquisition or (B) a potential teaming arrangement that was not consummated or (ii) any agreements set forth on Section 6.02 of the Company Disclosure Letter, the Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of supranational, national, federal, state, local or municipal (whether domestic or foreign) Law and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.  All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated July 9, 2004 between the Company and Parent (the “Confidentiality Agreement”).

SECTION 6.03.  Reasonable Best Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and by the other Transaction Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of the Transaction Agreements and (iv) the taking of all actions set forth in Section 6.03(a) of the Company Disclosure Letter and providing each other party cooperation reasonably necessary in connection with therewith.

(b)  In connection with and without limiting the foregoing,

(i) (A) the Company and Parent shall promptly submit a joint filing and any requested supplemental information (collectively, the “Joint Filing”) to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to 31 C.F.R. Part 800 with regard to the transactions contemplated hereby and by the other Transaction Agreements, (B) Parent shall take responsibility for preparation and submission of the Joint Filing and (C) the Company hereby agrees to provide to Parent all requisite information and otherwise to assist Parent in a timely fashion in order for Parent to complete preparation and submission of the Joint Filing in accordance with this Section 6.03(b)(i), to respond to any inquiries from CFIUS or any other interested Governmental Entity in a timely fashion and to take all reasonable steps to secure the approval of CFIUS of the transactions contemplated hereby and by the other Transaction Agreements,

(ii) each party shall (A) promptly take all actions reasonably necessary to file the notification and report form required for the transactions contemplated hereby and provide any supplemental information in connection therewith pursuant to the HSR Act, and shall furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing with, or submission or response to, inquires from the Federal Trade Commission (the “FTC”), the

Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity in connection with obtaining approval under the HSR Act,(B) keep the other party apprised of the status of any inquiries or requests for additional information from, the FTC or the DOJ and comply promptly with any such inquiry or request and (C) participate in any interviews or meetings reasonably requested by the FTC or the DOJ in connection with the consummation of the transactions contemplated hereby or by the other Transaction Agreements, and

(iii) the Company and the Company Board shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any transactions contemplated hereby or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

(c)  Each of the Company, on the one hand, and Parent and Sub, on the other hand, shall promptly inform the other of any material communication received by such party from the FTC, the DOJ, CFIUS or any other Governmental Entity regarding the transactions contemplated hereby or by the other Transaction Agreements.

(d)  The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality or Company Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

(e)  The Company shall deliver to Parent at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to Parent and in compliance with the code and Treasury regulations, certifying such facts as to establish that the sale of Company Common Stock is exempt from withholding under Section 1445 of the Code.

(f)  Notwithstanding any provision herein to the contrary, this Agreement shall not require Parent or any of its affiliates to agree to any prohibition, limitation or other requirement of the type set forth in Section 7.02(c), and nothing in this Agreement shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing (other than to operate the business of the Company under the terms of Parent’s Special Security Agreement).

SECTION 6.04.  Stock Options; Warrants; ESPP.  (a)  As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions (if any) as may be required to:

(i)  provide that each vested and unexercised Company Stock Option (but not any purchase right under the ESPP) outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration per share of Company Common Stock over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, which amount shall be paid as soon as practicable following the Effective Time, without interest;

(ii)  provide that, with repsect to those individuals listed in Section 6.04(a)(ii) of the Company Disclosure Letter, each unvested Company Stock Option (but not any purchase right under the ESPP) outstanding immediately prior to the Effective Time (each, an “Unvested Option”) shall be converted into the opportunity to receive on the applicable Payment Date for each portion of such Unvested Option (as described below) an amount of cash (each, an “Unvested Option Cashout Amount”) equal to (A) the excess, if any, of (1) the Merger Consideration per share of Company Common Stock over (2) the exercise price per share of Company Common Stock subject to such Unvested Option, multiplied by (B) the number of shares of Company Common Stock subject to such portion of such Unvested Option, without interest; provided, however, that a holder of an Unvested Option shall receive the applicable Unvested Option Cashout Amount only if such holder remains employed with the Surviving Corporation or one of its affiliates through the applicable Payment Date; provided, further, that if such holder’s employment with the Surviving Corporation or one of its affiliates is terminated by the Surviving Corporation or one of its affiliates other than for “Cause” or by such holder for “Good Reason” or by reason of such holder’s death or “Disability” (each as defined in Section 6.04(a)(ii) of the Company Disclosure Letter), any remaining unpaid Unvested Option Cashout Amount shall be paid as soon as practicable following such termination of employment, without interest, and, for purposes of this Section 6.04(a)(ii), the “Payment Date” for each portion of an Unvested Option shall be as follows:  (A) with respect to the portion of an Unvested Option that was originally scheduled to vest not more than 12 months following the Closing Date, the Payment Date shall be the Closing Date, (B) with respect to the portion of an Unvested Option that was originally scheduled to vest more than 12 months following the Closing Date but not more than 24 months following the Closing Date, the Payment Date shall be the six-month anniversary of the Closing Date, (C) with respect to the portion of an Unvested Option that was originally scheduled to vest more than 24 months following the Closing Date but not more than 36 months following the

Closing Date, the Payment Date shall be the twelve-month anniversary of the Closing Date and (D) with respect to the portion of an Unvested Option that was originally scheduled to vest more than 36 months following the Closing Date, the Payment Date shall be the eighteen-month anniversary of the Closing Date;

(iii)  provide that, with respect to all individuals other than those listed in Section 6.04(a)(ii) of the Company Disclosure Letter, each Unvested Option outstanding immediately prior to the Effective Time shall be, at the Effective Time, vested and converted into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration per share of Company Common Stock over (2) the exercise price per share of Company Common Stock subject to such Unvested Option, multiplied by (B) the number of shares of Company Common Stock for which such Unvested Option shall not theretofore have been exercised, which amount shall be paid as soon as practicable following the Effective Time, without interest;

(iv) make such other changes to the Company Stock Plan as the Company and Parent may agree are appropriate to give effect to the Merger and the terms of this Agreement.

(b)  All amounts payable pursuant to Section 6.04(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom.

(c)  The Company shall use its reasonable best efforts to provide that each Warrant outstanding immediately prior to the Effective Time shall be canceled at the Effective Time in exchange for a lump sum cash payment equal to (i) the excess of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Warrant, multiplied by (ii) the number of shares of Company Common Stock for which such Warrant shall not theretofore have been exercised.

(d)  As soon as practicable following the date of this Agreement, the Company Board shall adopt such resolutions or take such other actions (if any), including amending the ESPP, as may be required to provide that (i) no new offering period under the ESPP shall be commenced on or after the date of this Agreement, (ii) no additional participants shall be permitted to participate in the ESPP during the offering period in effect as of the date of this Agreement and no ESPP participant shall be permitted to increase his or her rate of contributions under the ESPP, (iii) any offering period under the ESPP in effect as of the date of this Agreement that is still outstanding immediately prior to the Effective Time shall terminate immediately prior to the Effective Time and the purchase rights of each participant thereunder shall be canceled, with each such participant becoming entitled to receive in exchange therefor a cash payment in an amount equal to the sum of (A) the product of (x) the maximum number of whole shares of Company Common Stock that such participant could have purchased at such time with such participant’s then-accumulated payroll contributions under the ESPP based on the purchase price per share of Company Common Stock applicable under such offering period determined pursuant to the terms of the ESPP, multiplied by (y) the Merger Consideration per share of Company Common Stock and (B) the portion, if any, of such participant’s then-accumulated payroll contributions under the ESPP that would remain following the purchase of whole shares pursuant to clause (A) and (iv) the ESPP shall terminate effective as of the Effective Time (or, if earlier, as of the expiration of the offering period in effect as of the date of this Agreement).

(e)  The Company shall ensure that following the Effective Time, no holder of a Warrant or Company Stock Option (or former holder of a Warrant or Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

SECTION 6.05.  Employee Matters.  (a)  Through December 31, 2005, the employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive base salary, incentive opportunities (other than equity-based compensation), welfare benefits and pension benefits that in the aggregate are substantially comparable to such benefits provided under the Company’s employee benefit plans, policies or arrangements to such employees immediately prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation nor any Company Subsidiary shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (C) any Company Stock Based Awards, warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock; provided, further, that no plans or arrangements of the Company or any Company Subsidiary providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.  With respect to equity-based compensation, Continuing Employees shall be treated by Parent in substantially the same manner as it treats other similarly situated peer employees.

(b)  Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

(c)  Parent shall grant all Continuing Employees credit for all service with the Company and its affiliates and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by the Company and its affiliates, including eligibility, vesting and benefit accrual purposes (other than benefit accrual purposes under defined benefit pension plans) under all health, disability, vacation, severance and pension plans (other than post-employment health and post-employment life insurance plans) that are made available by Parent for the benefit of the Continuing Employees, except to the extent such credit would result in duplication of benefits; provided, however, that Parent shall have no obligation to provide to any Continuing Employee the opportunity to participate in any defined benefit pension plan or post-employment health and post-employment life insurance plan.

(d)  With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent and its subsidiaries (including the Surviving Corporation) shall use commercially reasonable efforts to (i) waive, or cause to be waived, all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e)  Parent shall cause the Company to honor the terms of Company’s 2004 Short Term Incentive Plan in effect on the date of this Agreement (as previously disclosed to Parent) (the “STIP”), and shall pay all amounts actually earned under the terms of the STIP (based on actual performance for the full 2004 calendar year as substantiated to the reasonable satisfaction of Parent) in the first quarter of 2005.  Parent agrees that it shall not terminate or amend the STIP following the Effective Time in a manner that would adversely affect the awards that may be earned by individuals who are participants in the STIP immediately prior to the Effective Time.

SECTION 6.06.  Indemnification.  (a)  Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company (each, an “Indemnified Party”) for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws, and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b)  For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.  The Company represents to Parent that the Maximum Premium is $2,400,000.

(c)  In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving

Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 6.06.

(d)  Parent shall pay all reasonable expenses, including reasonable attorney’s fees, incurred by any Indemnified Party in connection with successfully enforcing the indemnity and other obligations provided in this Section 6.06.

(e)  The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter or Company Bylaws, any indemnification agreement or the DGCL or otherwise. The provisions of this Section 6.06 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

SECTION 6.07.  Fees and Expenses.  (a)  Except as may be otherwise expressly provided for in this Agreement, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that (a) the Company and Parent shall divide equally the costs incurred in connection with the printing and mailing of the Information Statement, unless the Company enters into an Acquisition Agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Takeover Proposal, in which case the Company shall pay all such costs, and (b) Parent shall pay all costs incurred in connection with the preparation, printing and mailing of all materials relating to the debt tender.

(b)  In the event that (i) (A) a Company Takeover Proposal has been made to the Company or its stockholders or a Company Takeover Proposal shall have otherwise become publicly known, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Company Takeover Proposal (provided that, solely for purposes of this Section 6.07(b), the number

“40” shall be substituted for the number “20” in the definition of Company Takeover Proposal), (ii) this Agreement is terminated by the Company pursuant to Section 8.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 8.01(c), then the Company shall pay Parent a fee equal to $16,350,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 8.01(f), prior to or simultaneously with such termination, (y) in the case of a termination by Parent pursuant to Section 8.01(c), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 6.07(b)(i)(C), upon the consummation of such Company Takeover Proposal.

(c)  The Company acknowledges that the agreements contained in Section 6.07(b) are an integral part of the transactions contemplated hereby and by the other Transaction Agreements, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 6.07(b) and, in order to obtain such payment, Parent commences a claim, suit, proceeding or other action that results in a Judgment against the Company, the Company shall pay to Parent interest on the amount set forth in Section 6.07(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

SECTION 6.08.  Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to the rules of any securities exchange or self regulatory authority (including the Nasdaq National Market, the London Stock

Exchange and the rules and regulations of the U.K. Listing Authority).

SECTION 6.09.  Transfer Taxes.  Subject to Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Parent or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes, including supplying in a timely manner any information with respect to such property that is reasonably necessary to complete such tax returns.

SECTION 6.10.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

SECTION 6.11.  Company Securities.  Between the date hereof and the Effective Time, neither Parent nor any of its affiliates shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any equity securities of the Company other than pursuant to the Merger (except for securities acquired for pension or other benefit plans).

ARTICLE VII

Conditions Precedent

SECTION 7.01.  Conditions to Each Party’s Obligation To Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b)  Governmental Approvals.  (i) Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, and all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, in each case, in connection with foreign anti-trust or competition Laws necessary for the consummation of the Merger and the other transactions contemplated by the Transaction Agreements shall have been obtained or filed or shall have occurred and (ii) the period of time for any applicable review process by CFIUS under Exon-Florio shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the Merger or the other transactions contemplated by the Transaction Agreements on the basis that they threaten to impair the national security of the United States.

(c)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or Law preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

SECTION 7.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of the Company in this Agreement, without regard to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely, individually or in the aggregate, to have an effect that is a Material Adverse Change.

(ii)  The representations and warranties of the Company set forth in Sections 3.03, 3.12, 3.13(b),  3.13(c), 3.15(a)(iv), 3.15 (c)(iii), (iv) and (v), 3.15(d) and 3.15(f) that are qualified as to materiality or Company Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(iii)  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of clauses (i) and (ii) above.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)  No Government Litigation.  There shall not be pending or threatened any suit, proceeding or other action by any Governmental Entity that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, (ii) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (iii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries (other than to require that the business of the Company be operated under Parent’s Special

Security Agreement), or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iv) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, or (v) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Surviving Corporation.

(d)  Absence of Material Adverse Change.  Since December 31, 2003, there shall not have been any Material Adverse Change.

SECTION 7.03.  ConditionConditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and Sub in this Agreement, without regard to any materiality or Parent Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b)  Performance of Obligations of the Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)  by mutual written consent of Parent, Sub and the Company;

(b)  by either Parent or the Company:

(i)  if the Merger is not consummated on or before January 31, 2005 (the “Outside Date”), unless the failure to consummate the Merger is the result of a wilful and material breach of any Transaction Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

(ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c)  by Parent, if an Adverse Recommendation Change shall have occurred;

(d)  by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured by the Outside Date; provided that Parent has given 30 days written notice to the Company of such breach; and provided further that Parent is not then in wilful and material breach of any representation, warranty, covenant or other agreement contained in any Transaction Agreement;

(e)  by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured by the Outside Date; provided that the Company has given 30 days written notice to Parent and Sub of such breach; and provided further that the Company is not then in wilful and material breach of any representation, warranty, covenant or agreement contained in any Transaction Agreement; or

(f)  by the Company prior to October 11, 2004 in accordance with Section 5.02(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein.

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.20, Section 4.06, the last sentence of Section 6.02, Section 6.07, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in any Transaction Agreement.

SECTION 8.03.  Amendment.  This Agreement may be amended by the parties at any time; provided, however, that (i) there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the

Effective Time and (iii) except as provided above, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement.  Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

General Provisions

SECTION 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or upon receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Sub, to

BAE SYSTEMS North America Inc.
1601 Research Boulevard
Rockville, MD 20850
Attention: General Counsel
Phone:  (301) 838-6000
Fax: (301) 838-6942

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Phone:  (212) 474-1000
Fax:  (212) 474-3700

Attention: Philip A. Gelston, Esq.
Sarkis Jebejian, Esq.

(b)  if to the Company, to

DigitalNet Holdings, Inc.
2525 Network Place
Herndon, VA 20171
Phone:  (703) 563-7500
Fax:  (703) 563-7601
Attention: Jack Pearlstein

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
1001 Pennsylvania Avenue, NW
Washington, DC 20004
Phone:  (202) 639-7000
Fax:  (202) 639-7003

Attention:  Richard A. Steinwurtzel, Esq.
Andrew P. Varney, Esq.

SECTION 9.03.  Definitions.  For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “business day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York or London, England.

A “Company Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated by the Transaction Agreements.

A “Material Adverse Change” means any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect, other than events, changes, effects and developments (i) caused by a disruption in supplier, distributor or partner relationships or the loss of employees, in each case, as a result of the announcement of the Merger, (ii) relating to the economy in general or to the Company’s industry in general and not specifically relating to the Company or any Company Subsidiary or (iii) relating to the payment of any amounts due to, or other provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment agreements, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement; provided that such payments and benefits are set forth on Section 9.03 of the Company Disclosure Letter.  For purposes of this definition of “Material Adverse Change,” changes in the market price or trading volume of Company Common Stock after the date hereof will not alone constitute a Material Adverse Change.

A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other transactions contemplated by the Transaction Agreements.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04.  Interpretation.  When a reference is made in this Agreement to a Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words

“include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries.  The Transaction Agreements, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and by the other Transaction Agreements and (b) except for Sections 6.04 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies.  Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by the Company’s stockholders.

SECTION 9.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the Laws of Delaware are mandatorily applicable to the Merger.

SECTION 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at

Law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or any Delaware state court in the event any dispute arises out of any Transaction Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any transaction contemplated hereby in any court other than any New York state court, any Federal court sitting in the State of New York or the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any transaction contemplated hereby.

SECTION 9.11.  Disclosure Letter.  Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections; provided, however, that such disclosure shall not be deemed an admission or representation as to the materiality of the item disclosed.

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

BAE SYSTEMS NORTH AMERICA INC.,

by
/s/ Sheila C. Cheston
Name: Sheila C. Cheston
Title: Senior Vice President, General Counsel and Secretary

BAE SYSTEMS ACQUISITION CORP.,

by
/s/ Sheila C. Cheston
Name: Sheila C. Cheston
Title: Vice President and Assistant Secretary

DIGITALNET HOLDINGS, INC.

by
/s/ Ken S. Bajaj
Name:	Ken S. Bajaj
Title:	Chief Executive Officer